CONSENT OF INDEPENDENT AUDITORS


We consent to incorporation by reference in the Registration Statements (No. 333-10249, 333-10251, and 333-21253) on Form S-8 of Smithway Motor Xpress Corp. of our report dated February 5, 1999, relating to the consolidated balance sheets of Smithway Motor Xpress Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Smithway Motor Xpress Corp.





                                                     KPMG Peat Marwick LLP

                                                     /s/KPMG Peat Marwick LLP

                                                     Des Moines, Iowa
                                                     March 15, 1998

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